EXHIBIT 10.1

INVESTMENT MANAGEMENT AGREEMENT
THIS INVESTMENT MANAGEMENT AGREEMENT (the “Agreement”), made as of the 10th day of December, 2014, by AHT SMA, LP, a Delaware limited partnership and wholly-owned subsidiary of Ashford Hospitality Trust, Inc. (hereinafter called the “Client”), and ASHFORD INVESTMENT MANAGEMENT LLC, a Delaware limited liability company and indirect subsidiary of Ashford Inc. (hereinafter called the “Manager”).
WITNESSETH:
WHEREAS, the Client desires to retain and appoint the Manager as investment manager of the Client and to delegate to the Manager certain rights, powers, duties and discretion under this Agreement, and the Manager desires to accept such appointment and delegation, pursuant to the provisions of this Agreement.
THEREFORE, for and in consideration of the premises and of the mutual covenants herein contained, the parties hereby agree as follows:

1.
Appointment and Status as Investment Manager. The Client hereby appoints the Manager as the “Investment Manager” with respect to the Account (as defined below). The Manager does hereby accept said appointment and by its execution of this Agreement the Manager represents, warrants and covenants that (i) it is currently exempt from registration as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), (ii) it has applied for registration under the Advisors Act, and (iii) it will notify Client when such registration has become effective. The Manager represents and warrants that: (a) it has all requisite authority and licenses to perform its obligations under this Agreement; (b) the terms of this Agreement do not conflict with any obligation by which the Manager is bound, whether arising by contract, operation of law or otherwise; and (c) this Agreement has been duly authorized by the Manager by all appropriate action, and constitutes the valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms. The Manager shall make applicable regulatory filings with respect to its advisory role on the Account.

2.	Notice from Manager.
a.    From time to time, upon written request of the Client, the Manager shall disclose the total assets under management in the Fund (as defined in Exhibit A attached hereto) and the total aggregate assets under management in other investment vehicles it advises executing an investment strategy substantially similar to the Fund (“Similar Funds”), including, noted separately, the assets of the Manager invested in the Fund and Similar Funds and the redemption terms applicable to investors in the Fund and Similar Funds.

b.    In the event of the death, disability or departure of Rob Hays or Monty Bennett from the Manager, or the failure of Rob Hays or Monty Bennett to perform his duties for the Manager for a period of 90 consecutive days, the Manager must provide the Client with prompt written notice after the occurrence of such event, and the Client will have the special opportunity to make withdrawals as of the end of each calendar month for a three-month period after receipt of such notice and upon at least 15 calendar days’ notice to the Manager, in accordance with the withdrawal terms set forth below in paragraph 19.

3.
Representations by and Obligations of Client. The Client represents and warrants that: (a) it has all requisite authority and licenses to appoint the Manager and perform its obligations under this Agreement; (b) it is not an “investment company” as defined by the Investment Company Act of 1940, as amended (the “Investment Company Act”), a “private investment company” as defined by Rule 205-3 under the Advisers Act, or a “business development company” as defined by Section 202(a)(22) of the Advisers Act; (c) it is a “qualified client” as defined by Rule 205-3 under the Advisers Act; (d) the terms of this Agreement do not conflict with any obligation by which the Client is bound, whether arising by contract, operation of law or otherwise; (e) this Agreement has been duly authorized by the Client by all appropriate action, and constitutes the valid and binding obligation of the Client, enforceable against the Client in accordance with its terms; and (f) the Account is not subject to the Employee Retirement Income Security Act of 1974, as amended.

The Client acknowledges that, in compliance with applicable anti-money laundering laws, regulations and orders, the Manager may be required to release or share information provided by the Client or about the Client to relevant regulatory or police authorities.
The Client shall provide a properly completed IRS Form W-9, W-8BEN, W-8IMY or W-8EXP or other applicable U.S. tax status form and any information required to comply with Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended, in each case as reasonably requested by the Manager (i) upon the execution of this Agreement, (ii) promptly upon reasonable demand by the Manager, and (iii) promptly upon any form previously provided becoming obsolete, incorrect or expired.

4.	Management Services.

a.
The Manager shall be responsible for the investment and reinvestment of those assets designated in writing by the Client as subject to the Manager’s management (which assets, together with all additions, substitutions and alterations thereto made pursuant to the terms of this Agreement are hereinafter called the “Account”) in accordance with the investment guidelines attached hereto as Exhibit A, (the “Investment Guidelines”). The Account may include all securities and instruments permitted by the Investment Guidelines. It is the Manager’s policy to allocate investment opportunities fairly and equitably over time. This means that such opportunities will be allocated among the Account, Fund and Similar Funds, for which participation in the respective opportunity is considered appropriate, taking into account a variety of considerations, among others, such as: (a) whether the risk-return profile of the proposed investment is consistent with the account's objectives, whether such objectives are considered (i) solely in light of the specific investment under consideration or (ii) in the context of the portfolio's overall holdings; (b) the potential for the proposed investment to create an imbalance in the account's portfolio; (c) liquidity requirements of the account; (d) potentially adverse tax consequences; (e) legal or regulatory restrictions that would or could limit an account's ability to participate in a proposed investment; (f) structural and/or financing restrictions; (g) the need to re-size risk in the account's portfolio; (h) redemptions and subscriptions and (i) others as may be agreed from time to time. Such considerations are expected to generally dictate an allocation between the Account, Fund and any Similar Funds pro rata on the basis of their respective net asset values. However, such considerations will also often result in allocations among the Account, Fund and any Similar Funds on other than a pro rata basis. The Client does hereby delegate to the Manager all of its powers, duties and responsibilities with regard to such investment and reinvestment and hereby appoints the Manager as its agent in fact with full authority to buy, sell or otherwise effect investment transactions involving the assets in its name and for the Account, including without limitation, the power to execute swap, futures, options and other agreements, including collateral agreements, with counterparties (but not to open and close accounts in connection therewith, which requires Client approval), on the Client's behalf as the Manager deems appropriate from time to time in order to carry out the Manager's responsibilities hereunder. The Client shall, for so long as this Agreement is in effect, retain no rights to dispose or vote the securities in the Account. Said powers, duties and responsibilities shall be exercised exclusively by the Manager pursuant to and in accordance with its fiduciary responsibilities and the provisions of this Agreement. In addition, in accordance with the Manager’s guidelines in effect from time to time and its fiduciary duties to the Client, the Manager or its agent is authorized, but shall not be required, to: (1) vote, tender or convert any securities in the Account; (2) execute waivers, consents and other instruments with respect to such securities; (3) endorse, transfer or deliver such securities; or (4) consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities; provided that the Manager shall not incur any liability to the Client by reason of any exercise of, or failure to exercise, any such discretion in the absence of gross negligence or bad faith.

5.	Risk Acknowledgment. The Client acknowledges that the Manager does not guarantee the future performance of the Account, or any specific level of performance, nor the success of the Manager's overall management of the assets subject to the Investment Guidelines or this Agreement.

6.	Investment Costs and Expenses. The Manager and Client agree that all investment costs and expenses incurred pursuant to this Agreement shall be paid in accordance with Schedule 6 attached hereto.

7.
Accounting and Reports. At such intervals as shall be mutually agreed upon between the parties, the Manager shall furnish the Client with appraisals of the Account, performance tabulations, a summary of purchases and sales and such other reports as shall be agreed upon from time to time, including, without limitation, the performance reports regularly provided to the Fund’s investors. The Manager shall also reconcile accounting, transaction, and asset-summary data with custodian reports at times that are mutually agreeable to the Manager and the Client. In addition, the Manager shall promptly communicate and resolve any significant discrepancies with the custodian.

8.
Other Services. The Manager shall, on invitation and at times and locations that are mutually agreeable to the Manager and Client, attend meetings with representatives of the Client to discuss the position of the Account and the immediate investment outlook.

9.	No Compensation. Unless otherwise mutually agreed, the Manager shall not be compensated by the Client for its services hereunder.

10.
Custodian. The securities in the Account shall be held by a custodian duly appointed by the Client, and the Manager is authorized to give instructions to the custodian with respect to all investment decisions regarding the Account. Nothing contained herein shall be deemed to authorize the Manager to take or receive physical possession of any of the assets for the Account, it being intended that sole responsibility for safekeeping thereof (in such investments as the Manager may direct) and the consummation of all purchases, sales, deliveries and investments made pursuant to the Manager’s direction shall rest upon the custodian. The Manager shall not have responsibility, liability, duty, or obligation with respect to the acts, omissions or other conduct of the custodian, including investment by the custodian of cash in the Account, pricing, reporting functions, the security of data maintained by the Account, whether electronically stored or otherwise, or the custodian’s failure to obtain and maintain adequate insurance for the Account, nor for any fees, charges or expenses that may be owed to the custodian. The Client represents that the custodian furnishes the Client with quarterly statements of the Account containing a description of all activity in the Account during the preceding quarter, including all transactions made on behalf of the Account, all contributions and withdrawals made to or from the Account, all fees and expenses charged to the Account and the value of the Account at the beginning and end of the period.

11.
Brokerage. The Client hereby delegates to the Manager authority to designate the brokers or dealers through whom purchases and sales of securities on behalf of the Account will be made on a basis consistent with such practices applicable to the Fund.

12.
Confidential Information. Any information received by either party to this Agreement relating to the Account, this Agreement or any other information related thereto including, but not limited to, the Account’s holdings (“Confidential Information”), shall be kept confidential by such party who receives such Confidential Information, shall not be used by such party to make investments outside of the Account (provided that nothing shall preclude the receiving party from making any investments outside of the Account pursuant to the receiving party’s research and analysis independent of the Manager’s services under this Agreement), and shall not be disclosed to any other person without the prior written consent of each of the parties to this Agreement, except as follows:

a.    Where disclosure is permitted under the terms of this Agreement;
b.    Where disclosure is required for the purpose of making, acquiring, settling or realizing an investment in accordance with the terms of this Agreement and the Investment Guidelines on behalf of the Account;
c.    Where disclosure is required by law or the order of any court or pursuant to any request or requirement of any government or regulatory authority, bank examiner or statutory auditor;

d.	Where the disclosure is or becomes public by no fault of the other party; or

e.	Where the disclosure is required by any applicable rules and regulations promulgated under the Securities and Exchange Act of 1934, as amended;
but in an event under paragraph (c) or (e) above, and unless precluded from doing so by applicable law or the obligation of immediate disclosure, the disclosing party shall give the other party, before making the disclosure, an opportunity to oppose the disclosure, and shall coordinate the wording of such disclosure with such other party (to the extent permitted by law). The Manager shall be entitled to disclose information received by the Client to the Manager’s affiliates, employees, service providers and professional advisors wherever located with respect to this Agreement (provided that such disclosure is for the sole purpose of supporting the provision of services under this Agreement and such affiliates, employees, service providers and professional advisors are also bound by the same confidentiality obligations as noted above).
Notwithstanding the foregoing, the Client shall be permitted to disclose information about the Account and, on at least a ninety (90) day delayed basis, the Account’s holdings to its investors, affiliates, employees, service providers and professional advisors wherever located with respect to the Account and this Agreement (provided that such persons are bound by obligations no less stringent than those set forth in this Section 12).

13.
Directions to the Manager. All directions by or on behalf of the Client to the Manager shall be in writing signed by one or more of the following persons and/or such other persons as identified in writing by the Client from time to time:

Name                         Title
Monty Bennett                President of its General                             Partner
David A. Brooks                Vice President and Secretary                                 of its General Partner
The Manager shall be fully protected in relying upon any direction in accordance with the previous paragraph with respect to any instruction, direction or approval of the Client, and shall be so protected also in relying upon a certification duly executed on behalf of the Client as to the names of persons authorized to act for it and in continuing to rely upon such certification until receipt of written notice by the Client to the contrary.
The Manager shall be fully protected in acting upon any instrument, certificate or paper believed by it to be genuine and to be signed or presented by the proper persons or to any statement contained in any such writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

14.
Liabilities of the Manager and the Client. The Manager’s standard of care in managing the Account, rights of exculpation and to indemnification and responsibility for trading errors shall be identical to the standard of care, rights of exculpation and to indemnification and responsibility for trading errors as set forth in the PPM which are applicable to the General Partner and Investment Manager (as such terms are defined in the PPM).

15.	Non-Exclusive Management.

a.
The Client understands that the Manager and its affiliates will continue to furnish investment management and advisory services to others, including, without limitation, to the Fund, and that the Manager and such affiliates shall be at all times free, in its or their discretion, to make recommendations to others which may be the same as, or may be different from, those made for the Account.

b.	The Client acknowledges that the Manager was amenable to this Account structure as a consequence of the Client’s accounting consolidation issues and the REIT tax rules applicable to it. Client covenants that it will transfer to the AIM Real Estate Hedged Equity Master Fund, L.P. (“Master Fund”), upon request of the Manager, cash or securities in an amount equal to the lesser of (i) the entirety of the assets held in the Account, (ii) an amount which is equal to 49% of the net asset value of the Master Fund, or (iii) the maximum such amount that the Client determines in good faith it can contribute to the Master Fund without causing Client to be in violation of any of the REIT tax rules applicable to Client; provided that in all cases ((i), (ii) or (iii)), the Manager at such time shall provide any reasonable assurance requested by the Client with respect to the net asset value of the Account necessary for the Client and its advisors to determine that such transfer would not cause the Client to be required to consolidate the activity of the Account in its financial statements.

16.
Allocation of Orders. All allocations of orders for both the Client and other clients sharing the same or substantially similar investment guidelines (including, without limitation, the Fund) shall be distributed to Client on a basis determined by the Manager to be fair and equitable over time.

17.
Conflict of Interest; Affiliated Transactions. The Manager will abide by all applicable laws, as well as all policies and procedures set forth in the PPM in connection with conflicts of interest, affiliated transactions, cross trades, agency cross trades and similar matters.

18.	Effective Period of Agreement and Amendments. This Agreement shall become effective on the date hereof. Any amendment to this Agreement shall be written and signed by both parties to this Agreement.

19.
Deposits and Withdrawals. Unless otherwise set forth in the Investment Guidelines, the Client may deposit additional assets into the Account at such times and in such amounts as the Client and the Manager may mutually agree. The Client may withdraw assets from the Account at the end of any month upon forty-five (45) days’ prior written notice to the Manager. The Manager may always waive the notice requirements of this Section 19 and generally permit withdrawals by Client upon shorter notice periods.

20.
Termination of Agreement. Each of the Manager or Client may terminate this Agreement at any time upon forty-five (45) days’ prior written notice to the other party and upon receiving or giving the written notice of termination, the Client may instruct the Manager to either commence liquidation of the Account’s investments or continue to manage the account pursuant to the Investment Guidelines. Notwithstanding the foregoing, the Manager and Client may mutually determine to terminate this Agreement at any time. The Manager has notified the Client that upon receipt of any such notice of termination, or request for early termination, the Manager has a responsibility to notify limited partners of the Fund, whom may request withdrawal of their capital accounts in the Fund effective as of the same time as the Manager is liquidating the Account for the Client.

21.
Assignment. This Agreement may not be assigned, nor may any obligations hereunder be transferred or delegated, by either party without the prior written consent of the other, except that, without the prior written consent of the Client, the Manager may assign its rights and obligations under this Agreement to an affiliate. Any assignment made without the required consent shall be null and void for all purposes. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

22.
Severable. Any term or provision of this Agreement which is invalid or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement in any jurisdiction.

23.
Applicable Law. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES THERETO, THE PARTIES EXPRESSLY AGREE THAT ALL TERMS AND PROVISIONS HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

24.	Notices. All notices required or permitted to be sent under this Agreement shall be sent, if to the Manager:

if to the Client:    AHT SMA, LP
14185 Dallas Parkway
Suite 1100
Dallas, Texas 75254
Attention: David A. Brooks, Vice President
or by facsimile to: 972-490-9605
or by Email: DBrooks@AshfordInc.com

or such other name or address as may be given in writing to the other party. All notices hereunder shall be sufficient if delivered by facsimile or overnight mail. Any notices shall be deemed given only upon actual receipt.

25.	Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one agreement.

26.
Entire Agreement. This Agreement, including any and all Exhibits attached hereto, sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. All prior discussions, negotiations and agreements, whether oral or written, with respect to the subject matter hereof are superseded hereby and incorporated herein. To the extent any provisions in this Agreement conflict or are inconsistent with the terms and provisions of the PPM, the provisions set forth in this Agreement shall control.

27.
No Third Party Beneficiaries. Neither party intends for this Agreement to benefit any third party not expressly named in this Agreement. Notwithstanding the foregoing, each of the persons named in Section 13 shall be third party beneficiaries of this Agreement with respect to the matters set forth in Section 13.

28.	Expenses. Each party shall bear its own expenses related to the preparation and negotiation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
CLIENT:

AHT SMA, LP
a Delaware limited partnership

By:	AHT SMA GP, LLC, a Delaware limited liability company, its General Partner
By: /s/ DAVID A. BROOKS
David A. Brooks, Vice President

MANAGER:

ASHFORD INVESTMENT MANAGEMENT, LLC
a Delaware limited liability company

By:/s/ ROB. HAYS
Rob Hays, Manager

EXHIBIT A
INVESTMENT GUIDELINES
The Manager shall manage the Account in a manner that is consistent with its management of AIM Real Estate Hedged Equity (U.S.) Fund, LP (the “Fund”) and as described in the attached Confidential Private Placement Memorandum dated as of November 2014 (a copy of which has been provided by the Manager to the Client) subject to such changes as may be otherwise agreed in writing.

SCHEDULE 6
COSTS AND EXPENSES

Organizational Expenses. The Client shall bear all costs and expenses of the establishment and ongoing maintenance of the Account.

Investment and Operational Expenses. The Client bears all costs and expenses directly related to its investment program conducted through the Account, including, but not limited to, all costs, fees and expenses directly related to investments or prospective investments (whether or not consummated) for the Account, including research and due diligence costs related to an investment; brokerage commissions and other execution and transaction costs, interest on, and commitment fees and expenses arising out of, debit balances or borrowings; exchange, clearing and settlement charges; technology-related trading costs, including, but not limited to, order management and accounting systems; fees and expenses of any third-party providers of “back office” and “middle office” services relating to trade settlement; market data and analytics services, including, but not limited to, Bloomberg terminals and data services provided through Bloomberg; travel expenses; appraisal fees; specific expenses incurred in obtaining, maintaining or performing systems, research and other information, including information service subscriptions, utilized with respect to the Account’s investment program, including, without limitation, for portfolio management, valuations and accounting purposes, including the costs of statistics and pricing services, service contracts for quotation equipment and related hardware, software, phone and internet charges; investment banking fees and expenses; borrowing charges on investments sold short; custody fees; and fees of consultants and finders relating to investments or prospective investments of the Account; any withholding, transfer or other taxes imposed on, or payable by, the Client; and any expenses relating to organizing investment subsidiaries through which investments may be made.

The Client also bears all out-of-pocket costs of the administration of the Account, including, but not limited to, any governmental, regulatory, compliance, licensing, filing or registration fees incurred by the Manager in compliance with the rules of any self-regulatory organization or any federal, state or local or other applicable laws; to the extent permitted by applicable law, any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the Manager in its capacity as such, or otherwise, involving Account activities; the cost of the audit (if any) of the Account; the fees and expenses for financial and tax accounting, bookkeeping and reporting services, and administrative services performance by any person on behalf of the Account; the fees and expenses of the Manager’s counsel in connection with advice directly relating to the Account’s legal affairs and tax-related or regulatory-related issues; the costs of any litigation or investigation involving activities of the Account; the costs and fees of any outside appraisers, accountants, administrators, attorneys or other experts engaged by the Manager; the costs and expenses associated with meetings with the Client; the costs associated with maintaining “directors and officers” or similar liability insurance for the benefit of the Manager; all reasonable costs and expenses associated with reporting and providing information to the Client; and any costs or expenses of winding up and liquidating the Account.
However, the Manager may, in its sole discretion, choose to absorb any such expenses incurred on behalf of the Client.

The Client and the Account will not reimburse the Manager for salaries, office rent, marketing-related expenses and other general overhead costs of the Manager. A portion of the commissions generated on the Account’s brokerage transactions may generate “soft dollar” credits that the Manager is authorized to use to pay for research and research related services and products used by the Manager.